Exhibit 10.10

ABN AMRO Capital USA LLC

100 Park Avenue

17th Floor

New York

NY 10017, USA

To:Baltic Wasp Limited

Copy:   Genco Shipping & Trading Limited

Baltic Trading Limited

Baltic Hornet Limited

2 September 2016

Dear Sirs

Secured loan agreement dated 8 October 2014  (as amended and supplemented by a first supplemental agreement dated 14 July 2015 and a further supplemental letter dated 31 December 2015, the "Loan Agreement") made between Baltic Wasp Limited as borrower (the "Borrower"), the financial institutions listed in Schedule 1 to the Loan Agreement as lenders, ABN AMRO Capital USA LLC, as MLA, ABN AMRO Capital USA LLC, as agent (acting in that capacity, the "Agent"), ABN AMRO Capital USA LLC, as security agent, ABN AMRO Bank N.V. Singapore Branch, as Sinosure Agent and ABN AMRO Bank N.V., as swap provider

1	Definitions

1.1

All terms and expressions used in this Letter shall have the same meaning given to them in the Loan Agreement or the Waiver Letter (as defined in clause 2 of this Letter) unless expressly defined in this Letter or the context otherwise requires.

1.2	This Letter is designated as a Finance Document.

2	Request

We refer to:

2.1

the Loan Agreement and to our letter to you dated 19 August 2016 (the "Waiver Letter") consenting to a temporary waiver of compliance with the financial covenants contained in clause 12.2.2(b) (Financial covenants) of the Loan Agreement and clause 6.8(b) (Undertakings) of the Guarantees, for the period commencing on 30 June 2016 through and including 11:59 p.m. (New York City time) on 15 October 2016; and

2.2

your request for an extension of the Termination Event contained in paragraph 4.1(e)(i) (Termination of Waiver) of the Waiver Letter, in relation to Sinosure providing its confirmation to the Notification Letter in a form satisfactory to the Sinosure Agent, from 2 September 2016 (being the current expiry date) through and including 11:59 p.m. (New York City time) on 9 September 2016 (the "Request").

This Letter is supplemental to the terms of the Waiver Letter.

3	Conditions and Amendment

3.1	We hereby agree to the Request, subject to the Borrower delivering to us a copy of this Letter duly acknowledged by the Borrower and each of the Security Parties.

3.2	With effect from the date hereof, paragraph 4.1(e) of the Waiver Letter shall be deleted in its entirety and replaced by the following:

"(e)        on the earlier of:

(i) through and including 11:59 p.m. (New York City time) on 9 September 2016, if Sinosure has not provided its confirmation to the Notification Letter in a form satisfactory to the Sinosure Agent; and

(ii) the date on which Sinosure gives written notice to the Sinosure Agent that it does not approve the Notification Letter; or".

3.3	Save as specifically amended by this Letter, all other terms and conditions of the Waiver Letter shall remain unaltered and in full force and effect.

4	Counterparts and Applicable Law

4.1	This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

4.2	This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this Letter by signing and returning a duplicate of this Letter to us.

Yours faithfully

/s/ Rajbir Talwar	/s/ Urvashi Zutshi
Rajbir Talwar	Urvashi Zutshi
Director	Managing Director

For and on behalf of

ABN AMRO Capital USA LLC

(as Agent acting on the instructions of the Majority Lenders)

Confirmed and agreed on 2 September 2016

for an on behalf of

/s/ Apostolos Zafolias
Baltic Wasp Limited
(as a Borrower)

/s/ Apostolos Zafolias
Genco Shipping & Trading Limited
(as Guarantor)

/s/ Apostolos Zafolias
Baltic Trading Limited
(as Pledgor)

/s/ Apostolos Zafolias
Baltic Hornet Limited
(as Other Borrower)